Exhibit 23.2

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-1) and related Prospectus of Veoneer, Inc. for the registration of convertible notes, and to the incorporation by reference therein of our report dated February 22, 2019, with respect to the consolidated financial statements of Zenuity AB included in Veoneer, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young AB

Gothenburg, Sweden

May 20, 2019